Exhibit 99.1

CENTURY 21 REAL ESTATE SELECTS MARKET LEADER

TO PROVIDE INTEGRATED MARKETING AND TECHNOLOGY PLATFORM

Best-in-class marketing, lead follow-up and CRM platform will help

CENTURY 21 Real Estate professionals grow and manage their business

PARSIPPANY, N.J. and KIRKLAND, WA (March 13, 2012) — Century 21 Real Estate LLC, the franchisor of the world’s largest real estate sales organization, today announced that Market Leader (NASDAQ: LEDR), a leader in online marketing and technology solutions for real estate professionals, will provide its U.S.-based real estate professionals with new, state-of-the-art marketing that includes a fully integrated customer relationship management (CRM) platform.

Market Leader will provide a comprehensive solution to enable CENTURY 21®System professionals in the U.S. to market locally in a world-class manner. Sales professionals will be able to design, create, and manage marketing campaigns, to actively engage contacts and clients, and to cultivate relationships from the initial lead through to a successful home sale. The new marketing platform will also empower CENTURY 21 brokers with an integrated office dashboard that will be fully integrated into the company’s intranet, 21 Online, to create a seamless experience for offices and agents.

“We are passionate about providing every CENTURY 21 real estate professional with world-class tools to successfully market their capabilities in their local area, and Market Leader was the obvious choice to help us do just that,” said Bev Thorne, Century 21 Real Estate LLC Chief Marketing Officer. “Market Leader’s technology leadership and proven expertise in driving broad-based adoption will enable us to engage our sales professionals with an exceptional set of CENTURY 21 branded marketing tools and content.”

In addition to the robust base system that will be provided to all agents at no cost, advanced capabilities will be available for high-end producers at a small premium. This product offers more advanced functionality and additional marketing solutions and is fully integrated with the base system. Market Leader and the CENTURY 21 marketing team worked together to define a customized, integrated, and highly differentiated solution, leveraging a number of the integrated building blocks that make up Market Leader’s comprehensive software platform.

“Everyone at Market Leader is very proud to have been chosen by CENTURY 21 Real Estate, the world’s largest real estate sales organization, to provide this comprehensive marketing and technology solution for their network of real estate professionals,” said Ian Morris, CEO of Market Leader. “We look forward to helping CENTURY 21 System professionals maximize their opportunities and grow their businesses.”

About Market Leader: Market Leader (www.MarketLeader.com), founded in 1999, provides innovative online technology and marketing solutions for real estate professionals across the United States and Canada. The company serves more than 100,000 real estate agents, brokerages and franchisors, offering complete end-to-end solutions that enable them to grow and manage their businesses. Market Leader’s subscription-based real estate marketing software - including websites, contact management, a marketing center, and lead generation services - helps customers generate a steady stream of prospects, plus provides the systems and training they need to convert those prospects into clients. In addition, the company’s national consumer real estate sites, including www.realestate.com, give its customers access to millions of future home buyers and sellers, while providing consumers with free access to the information they seek.

About Century 21 Real Estate LLC: Century 21 Real Estate LLC (CENTURY21.com) is the franchisor of the world’s largest residential real estate sales organization, providing comprehensive training and marketing support for the CENTURY 21 System. The System is comprised of more than 7,600 independently owned and operated franchised broker offices in 72 countries and territories worldwide. Century 21 Real Estate LLC is a subsidiary of Realogy Corporation, a global provider of real estate and relocation services.

© 2012 Century 21 Real Estate LLC. CENTURY 21® Is A Registered Trademark Licensed To Century 21 Real Estate LLC. An Equal Opportunity Company. Equal Housing Opportunity. Each CENTURY 21 Office is Independently Owned and Operated.

Media Contact – Century 21 Real Estate LLC:

Matt Gentile

973-647-9042

matt.gentile@century21.com

Media Contact –Heinz Marketing for Market Leader Inc.

Matt Heinz

877-291-0006

matt@heinzmarketing.com

Investor Relations Contact –Market Leader Inc.

Mark Lamb

425-952-5801

markl@marketleader.com